Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form N-2 No. 333-232387) of Golub Capital BDC, Inc. and Subsidiaries and in the related Prospectus of our reports dated November 25, 2019, with respect to the consolidated financial statements of Golub Capital BDC, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of Golub Capital BDC, Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended September 30, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
February 7, 2020